Exhibit 5

Bryan Cave LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309-3488
Telephone  (404)-572-6600
Facsimile (404)-572-6999

June 25, 2009

Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee  37801

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ruby Tuesday, Inc., a Georgia corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of (i) common stock (the “Common Stock”), (ii) preferred stock (the “Preferred Stock”), and (iii) debt securities (the “Debt Securities”) of the Company, having an aggregate initial public offering price (for all such securities issued under the Registration Statement) not to exceed U.S. $300,000,000.00, in each case on terms to be determined at the time of the offering. The Common Stock, Preferred Stock and Debt Securities are referred to herein collectively as the “Securities.” All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

In arriving at the opinions expressed below, we have examined the Prospectus and the Registration Statement in the form proposed to be filed with the SEC.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and the Bylaws of the Company, the applicable indenture and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Prospectus and the Registration Statement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.
With respect to the Common Stock, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of any Common Stock, the terms of the offering thereof and related matters and (b) due issuance and delivery of such Common Stock upon the Company’s receipt in compliance with Section 14-2-621 of the Georgia Business Corporation Code (the “GBCC”) of payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board of Directors, such Common Stock will be validly issued, fully paid and nonassessable.

2.
With respect to the Preferred Stock, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Preferred Stock, the terms of the offering thereof and related matters, (b) due filing with the Office of the Secretary of State of Georgia of the applicable Certificate of Designation for the particular series of Preferred Stock to be issued in conformity with the Articles of Incorporation and Bylaws of the Company and with applicable law, and (c) due issuance and delivery of such Preferred Stock upon the Company’s receipt in compliance with Section 14-2-621 of the GBCC of payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board of Directors, such Preferred Stock will be validly issued, fully paid and nonassessable.

3.
With respect to the Debt Securities to be issued pursuant to the applicable indenture, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Debt Securities upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable indenture, such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

With respect to our opinions expressed above as they relate to Debt Securities or other obligations of the Company denominated in a currency other than U.S. Dollars (“Dollars”), we note that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment, and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

We express no opinion other than as to the Federal laws of the United States of America  and the GBCC.  We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof.  We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Bryan Cave LLP